EXHIBIT 99.1

Mesa Energy Holdings, Inc. Provides Pro forma Consolidated Financial Results for Fiscal 2010 and Six Month Period Ended June 30, 2011

Dallas, TX, January 12, 2012: Mesa Energy Holdings, Inc. (the “Company”)(OTC: MSEH), an oil and gas exploration and production company, announced today that the Company has reported its unaudited pro forma consolidated financial results as of and for the six months ended June 30, 2011 and for the year ended December 31, 2010, reflecting our acquisition of Tchefuncte Natural Resources, LLC (“TNR”) and concurrent financing transactions as if such transactions had occurred on January 1, 2010, as required by the SEC.  The pro forma numbers are based on a conservative accounting methodology that includes audited historical data from TNR and audited historical data from Samson Contour Energy E&P, LLC (“Samson”) relating to the acquisition by TNR of certain operating assets of Samson (the “Samson Properties”).  TNR and theSamson Properties were acquired by the Company on July 22, 2011.

Under SEC methodology for the preparation and filing of this information, our pro forma revenue for the year ended December 31, 2010 was $6.53 million and for the six months ended June 30, 2011, $4.42 million. On a pro forma basis, the Company reported net income for the year ended December 31, 2010 at $8.78 million, or $0.11 per diluted share, and for the six months ended June 30, 2011 at $856,043, or $0.02 per diluted share.  The net income for the year ended December 31, 2010 was due to unrealized gain on changes in derivative value.  The Company ended the second quarter of fiscal 2011 with $919, 374 in cash.

“Completing the audit of the historical financials of TNR and the Samson Properties along with the pro forma consolidated financials was highly complex and demanding.  We believe the consolidated financials give a clear representation of the importance of the TNR and Samson Properties acquisition and potential revenue growth from our properties in South Louisiana,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. "These pro forma financials are provided for illustrative purposes as required by the SEC and are not necessarily predictive of the Company's future results.  We are continuing to evaluate several recompletion opportunities as well as additional acquisitions that have the potential to increase reserves and production significantly and we look forward to the year ahead.”

All the acquired assets from TNR, including the Samson Properties, will be fully consolidated in the Company’s Form 10-Q for the quarter ended September 30, 2011, which it expects to file before the end of the month. For full disclosure relating to these pro forma consolidated financial statements, please refer to the Company’s Form 8-K/A filed with the Securities and Exchange Commission on January 11, 2011 available for review at www.sec.gov.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Wyoming County, NY.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company and to integrate and successfully exploit any resulting acquisitions, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition, changes and volatility in energy prices and general economic conditions.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595